Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the 2019 Fiscal Year

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SAN ANTONIO–September 5, 2019–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported a net loss of $3.4 million, or $0.22 per share loss, for the fiscal year ended June 30, 2019. In comparison, for the previous fiscal year, the Company recorded net income of $647,000 ($0.04 per share), representing a decrease of approximately $4.0 million. The decrease is primarily attributable to unrealized losses on corporate investments along with a decrease in operating revenue, which was partially offset by a tax benefit.

Net unrealized losses on corporate investment recognized in fiscal year 2019 were approximately $1.8 million, just over half of the fiscal year’s loss. The Company adopted a new accounting pronouncement in July 2018, which changed how unrealized gains and losses of certain corporate investments are recorded. Starting in fiscal year 2019, changes in the fair value of the Company’s investments formerly classified as available-for-sale were no longer reported through other comprehensive income, but rather through earnings. This change in accounting has resulted in investment income being more volatile in fiscal year 2019.

Assets under management (AUM) for fiscal year 2019 fell in comparison to the same period in 2018, leading to a decrease in operating revenue of $1.3 million. Average assets under management (AUM) was $564 million versus $729 million in fiscal year 2018, a decrease of 22.6 percent. The decrease was primarily due to shareholder redemptions and market depreciation.

Challenges in Mutual Fund Market Persist, but Gold Has Put Wind in Our Sails

“Investor appetite for passively managed funds, including ETFs, continues to accelerate, making it increasingly challenging for active management to attract and retain assets,” Frank Holmes, CEO and chief investment officer of U.S. Global Investors, comments. “In the month of June alone, passive funds had their best month of 2019, collecting $68.6 billion. Active funds, meanwhile, lost approximately $22.5 billion to outflows, according to Morningstar data.

“A big exception to this trend in fiscal year 2019 was our Gold and Precious Metals Fund (USERX), which had an approximate 4.6 percent increase due to net shareholder purchases for the twelve months ended June 30, 2019,” Mr. Holmes continues. “Gold, historically used as a portfolio diversifier in times of economic and geopolitical uncertainty, saw a healthy surge in investor demand in the first half of the year, with its price rising about 8.6 percent through June 30, from $1,312 an ounce to $1,425. I’m very proud to say that USERX had a five-star rating from Morningstar for the five-year period in the Equity Precious Metals category as of June 30, and a four-star rating for the three-year and 10-year period as well as overall.

“I’m greatly pleased with how well our U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU) performed in the first half. GOAU rose 23.42 percent in the six months through June 30, beating the S&P 500 Index, which gained 18.54 percent. The ETF, which is rules-based and recalibrated every quarter, celebrated its two-year anniversary at the end of June, and it’s done exactly what we designed it do. We believe in the GOAU story, and we’ve recently upped our marketing efforts for the fund, having met with a number of institutional investors at the New York Stock Exchange in June to introduce—or, in some cases, reintroduce—them to the ETF.”

Diversified Across the Precious Metal and Cryptocurrency Mining Industries

U.S. Global Investors is diversified across the cutting edge precious metal and cryptocurrency mining industries. In fiscal year 2019, the Company purchased an investment in GoldSpot Discoveries Corp. (“GoldSpot”) that was valued at approximately $1.7 million as of June 30, 2019. GoldSpot is an innovative company headquartered and traded in Canada that applies artificial intelligence to resource exploration. The Company’s ownership of GoldSpot was approximately 7.5 percent as of June 30, 2019. Frank Holmes serves on the board of this company as independent chairman.

The Company’s investment in HIVE Blockchain Technologies Ltd. (“HIVE”), a company that has cryptocurrency mining facilities in Iceland and Sweden, was valued at approximately $3.6 million June 30, 2019. Cryptocurrency markets and related stocks have been, and are expected to continue to be, volatile. Cryptocurrency mining is considered an early stage high-risk industry, and the nature of mining is expected to evolve. There has been significant volatility in the market price of HIVE, which has materially impacted the investment’s value included on the balance sheet and unrealized gain (loss) recognized in investment income. The Company’s ownership of HIVE was approximately 3.1 percent as of June 30, 2019. Frank Holmes is the non-executive chairman of HIVE. Effective August 31, 2018, Mr. Holmes was named Interim Executive Chairman of HIVE while a search for a new CEO is undertaken.

“I’m pleased that the number of blockchain wallets continues to rise, despite being in a crypto bear market,” Mr. Holmes says. “The number of digital wallets crossed above 40 million for the first time ever in June 2019, up from around 31 million at the start of the year.”

Adequate Liquidity and Capital Resources

At June 30, 2019, the Company had net working capital of approximately $11.6 million and a current ratio of 9.2 to 1. With approximately $3.0 million in cash and cash equivalents and $14.3 million in unrestricted securities recorded at fair value, which together comprise approximately 73 percent of total assets, the Company has adequate liquidity to meet its current obligations. The Company has no borrowings or long-term liabilities except for deferred taxes.

Share Repurchase Program

During fiscal year 2019, the Company repurchased 20,575 of its class A shares on the open market using cash of $24,000. To date, the Company has repurchased a total of 560,810 class A shares under the repurchase program using cash of $1.3 million. The share repurchase plan may be suspended or discontinued at any time.

GROW Continued Dividends

The Company has continued to pay monthly dividends for more than 10 years. The Board of Directors has authorized a monthly dividend of $0.0025 per share from July 2019 through September 2019, at which time the Board of Directors will consider continuation of the dividend.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, September 5, 2019, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	2019	2018
Operating Revenues	$4,917	$6,261
Operating Expenses	7,881	8,549
Operating Loss	(2,964)	(2,288)

Total Other Income (Loss)	(1,452)	3,174
Income (Loss) Before Income Taxes	(4,416)	886

Income Tax Expense (Benefit)	(977)	197
Net Income (Loss)	(3,439)	689
Less: Net Income (Loss) Attributable to Non-Controlling Interest	(51)	42
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	$(3,388)	$647
Earnings (Loss) per share (basic and diluted)	$(0.22)	$0.04

Avg. common shares outstanding (basic)	15,138.351	15,158,067
Avg. common shares outstanding (diluted)	15,138,351	15,158,067

Avg. assets under management (millions)	$564	$729

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, U.S. Global ETFs and other international clients.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Overall/65
3-Year/65
5-Year/63
10-Year/46

Morningstar ratings based on risk-adjusted return and number of funds
Category: Equity Precious Metals
Through: 6/30/2019

Morningstar Ratings are based on risk-adjusted return. The Morningstar Rating for a fund is derived from a weighted-average of the performance figures associated with its three-, five- and ten-year Morningstar Rating metrics. Past performance does not guarantee future results. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.)

Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentering in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

Diversification does not protect an investor from market risks and does not assure a profit.

The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.

GOAU is distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to GOAU.